Exhibit 10.6

Supplement

SUPPLEMENT, dated as of December 18, 2009, made by REX ENERGY CORPORATION, a Delaware corporation (the “Grantor”), in favor of KeyBank National Association, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders party to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in the Guaranty and Collateral Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Rex Energy Corporation, a corporation duly formed and existing under the laws of the State of Delaware (the “Borrower”), the Administrative Agent, and certain financial institutions (the “Lenders”) have entered into that certain Credit Agreement, dated as of September 28, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (including the Grantor) have entered into that certain Guaranty and Collateral Agreement, dated as of September 28, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty and Collateral Agreement”) in favor of the Administrative Agent for the ratable benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Grantor to pledge the Equity Interests described in Schedule 2-S hereto; and

WHEREAS, the Grantor has agreed to execute and deliver this Supplement in order to pledge such Equity Interests;

NOW, THEREFORE, IT IS AGREED:

1. Guaranty and Collateral Agreement. By executing and delivering this Supplement, the information set forth in Schedule 2-S hereto is hereby added to the information set forth in Schedule 2 to the Guaranty and Collateral Agreement. The Grantor hereby represents and warrants that, with respect to itself and as applicable, each of the representations and warranties contained in Article IV of the Guaranty and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Supplement) as if made on and as of such date.

2. Governing Law. This Supplement shall be governed by, and construed in accordance with, the laws of the State of Texas.

3. Miscellaneous. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be duly executed and delivered as of the date first above written.

REX ENERGY CORPORATION

By: /s/ Benjamin W. Hulburt

Name: Benjamin W. Hulburt

Title: President and Chief Executive Officer

SCHEDULE 2-S

INVESTMENT PROPERTY

Description of Pledged Securities

Owner/Grantor	Issuer	Percentage Owned	Percentage Pledged	Class of Stock or other Equity Interest	No. of Shares	Certificate No.
Rex Energy Corporation	R.E. Gas Development, LLC	100%	100%	Membership Interest	Not Applicable	Not Applicable